December 7, 2017

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

John R. Buran Elected FHLBNY Chairman

On November 16th, your cooperative’s Board of Directors elected John R. Buran to serve as its chairman for a two-year term that will commence on January 1, 2018. Mr. Buran, who is president and CEO of Flushing Bank, has served as a Member Director since December 1, 2010, and in that time he has fully represented the interests and needs of our 325 member-lenders. I have worked alongside John since he joined the Board in 2010 – first as a fellow Director, and then as president of the FHLBNY – and his guidance and counsel have been of tremendous value to both the Board and our management team. As a Director, John oversaw the development of the Board’s Risk Committee, on which he currently serves as chair. The Risk Committee serves a vital role in providing oversight of the FHLBNY’s risk governance structure and helping to ensure that the Board fully understands and considers the key risks related to our franchise. He is also an active member of the Board’s Executive and Technology Committees, and it is my belief that his broad understanding of our operations and his vast expertise as a longtime member of our cooperative will help ensure that our Board continues to be one of the great strengths of our franchise under his leadership.

When our Board convenes in 2018, it will mark the first time in more than nine years that it does so with a new chairman. Our current chairman, Michael M. Horn, has led our Board since May 2008, and, over that time, his leadership and the contributions he has made to our cooperative have been immeasurable. Fortunately, Chairman Horn was re-elected to serve another four-year term as an Independent Director, and he will continue to make substantial contributions to our cooperative in this role.

I often highlight the importance of our Board, and its value to our cooperative. Ours is an active and involved Board, tasked with representing the needs of our members and the communities we serve. Our Board and management team work closely together to ensure that the FHLBNY is best-positioned to serve as a reliable partner to our members. And at the same November meeting at which it elected Director Buran as chairman, the Board took actions that served to enhance the value of membership in the cooperative, and support our members’ ability to provide immediate assistance to the communities we all serve.

A Consistent and Reasonable Return

First, the Board voted to approve a 6.00 percent dividend for the third quarter of 2017. The Bank performed well in the third quarter – a performance driven by strong advances activity. It is our belief that a consistent and reasonable return on our members’ investment in the cooperative is another way in which we provide member value.

FHLBNY Announces 2017 AHP Grants

At that same November meeting, the Board took one of its most important actions of the year: approving the FHLBNY’s 2017 Affordable Housing Program (“AHP”) grants. The AHP is a true reflection of our mission and a perfect representation of the strength of the partnership between the Home Loan Bank and our members. Each year, our Board reviews the projects our team has recommended for grants, and votes to approve the funding. And so today we are able to announce that we will award $36.9 million for 42 affordable housing initiatives. These grants will help create, rehabilitate or preserve 2,890 units of housing – funding that will allow us to join with our members to make a significant and lasting impact in the communities we serve.

I am thankful for the strong performance of our franchise – which positions us to fund the AHP grants and award a consistent dividend. And I am grateful for the guidance of our Board, which, by working with our management team and all of us across the FHLBNY, has ensured that we remained a trusted partner for our members throughout 2017.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.